Exhibit 10.4

EXHIBIT B
SHORT-TERM INCENTIVE PROGRAM
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 25, 2017)

1.
Establishment; Restatement. The short-term incentive program (“STIP”) previously established under the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan (“OIP”), pursuant to Section 2.4 of the OIP is hereby amended and restated on the following terms and conditions. In addition to the generally applicable terms of the OIP, the following terms, conditions, and provisions will apply to Cash-Based Awards awarded to Participants as part of the STIP from an after the effective date of this Exhibit B. Capitalized terms not specifically defined in this Exhibit B will have the meanings set forth in the OIP.

2.
Short-Term Incentive Benefits. For each Plan Year, the Committee or Board will establish performance targets or goals and corresponding Cash-Based Awards (which may further be designated as Performance Based Awards) available to Participants under this Exhibit B. The performance targets or goals and corresponding Award amounts may be revised by the Committee or Board at any time, in its sole discretion, except that in the case of any Award designated as a Performance Compensation Award under Article 10 of the OIP, the authority to amend or modify the Award or the Performance Goals with respect to the Award will be subject to the conditions and limitations set forth in Article 10 of the OIP. Except as otherwise provided in the OIP or this Exhibit B, a Participant will be entitled to receive STIP benefits with respect to a Plan Year only if, in addition to satisfying all other conditions established with respect to the Award, the Participant is employed continuously throughout the Plan Year, to include the last day of the Plan Year.

3.
Payment of Benefits - Timing. To the extent a Participant becomes entitled to receive an Award under this Exhibit B with respect to a Plan Year, such Award will be paid as soon as administratively practicable after the end of such Plan Year, but in no event later than 2-1/2 months after the end of such Plan Year, subject to any timely election by the Participant to defer payment of all or part of such Award in accordance with the terms and provisions of the Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan.

4.
Payment of Benefits - Form. Payment of any STIP award that has been earned will be made in cash, unless an Award Agreement or other agreement between a Participant and the Company or an Affiliate specifically provides otherwise.

5.
Performance Goals. In accordance with Article 10 of the OIP, the Board or Committee may set Performance Goals with respect to an Award as part of the STIP and otherwise designate such Award as a Performance Compensation Award and set the performance-based terms and conditions of such Award.

6.
Change in Control. In the event of a Change in Control, each Participant who was participating in the STIP before the closing of the Change in Control and who incurs a Qualifying Termination either in anticipation of the Change in Control or during the period beginning 30 days before the closing of the Change in Control and ending two years after the date of the closing of the Change in Control will have a STIP benefit for the Plan Year in which the Qualifying Termination occurs determined as follows: (1) the performance metrics established under the STIP for that Plan Year will be deemed to have met target performance; and (2) each affected Participant will receive a full-year award for that Plan Year based on target performance, which award will be paid 100% in cash.
In the event of a Qualifying Termination in connection with a Change in Control, cash benefits that become payable by reason of the Change in Control will be paid as soon as administratively practicable on or after the date of the Qualifying Termination, but in no event later than 2-1/2 months after the end of the year in which the Qualifying Termination occurs, and in all cases subject to any timely election to defer payment of all or part of such benefit in accordance with the terms and provisions of the Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan.
In addition, in the event of a Change in Control, each Participant who was participating in the STIP before the closing of the Change in Control and who incurs a Qualifying Termination either in anticipation of the Change in Control or during the period beginning 30 days before the closing of the Change in Control and ending two years after the date of the closing of the Change in Control will be automatically fully (100%) vested with respect to any Shares transferred before the closing of the Change in Control in payment of a STIP award (and not previously forfeited) so that, immediately prior to the Qualifying Termination, such Shares will no longer be subject to any lapse restriction or risk of forfeiture.

7.
Qualifying Retirement. If a Participant retires in a Qualifying Retirement that occurs 90 days or more after the beginning of the Plan Year, the Participant will have a STIP benefit for the Plan Year in which the Qualifying Retirement occurs determined as follows: (1) the performance metrics established for that Plan Year will be measured as of the last day of the Plan Year at the same time and in the same manner as measured for all other Participants in the STIP; and (2) if any STIP benefits are otherwise payable for that Plan Year, the affected Participant will receive a prorated award determined by multiplying the full-year award (if any) that would be payable if the Participant had remained employed for the entire Plan Year by a fraction, the numerator of which is the number of whole or partial months in the Plan Year through the date of the Qualifying Retirement and the denominator of which is 12. Payment will be made at the same time as payment is made to other Participants for that Plan Year.

In addition, in the event of a Participant’s Qualifying Retirement, the Participant will be automatically fully (100%) vested with respect to any Shares previously transferred to the Participant in payment of a STIP award (but not previously forfeited) so that, immediately prior to the Qualifying Retirement, such Shares will no longer be subject to any lapse restriction or risk of forfeiture.
A “Qualifying Retirement” is a Termination that is a voluntarily termination of employment with the Company or Affiliate (but not a death, discharge, or other involuntary termination of employment) on or after attaining age 55 with at least 10 years of service or, alternatively, on or after attaining age 60 with at least 5 years of service.
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